SPECIAL CUSTODY and PLEDGE AGREEMENT

SPECIAL CUSTODY and PLEDGE AGREEMENT (this “Agreement”), dated as of October 3, 2018, among HIGHLAND FUNDS II, on behalf of its portfolio HIGHLAND PREMIER GROWTH EQUITY FUND (“Client”), PERSHING LLC (“Pershing”), and STATE STREET BANK AND TRUST COMPANY as Custodian hereunder (“Custodian”).

WHEREAS, Pershing is an SEC registered member of several national securities exchanges and is a clearing member of The Options Clearing Corporation (“OCC”); and

WHEREAS, Client has established a margin account (the “Margin Account”) with Pershing through which Client may obtain margin financing, and for that purpose has signed an Agreement for Prime Brokerage and a Listed Options Agreement, each dated as of the date hereof (each as amended, supplemented or otherwise modified from time to time, together, the “Credit Agreement”), with Pershing; and

WHEREAS, Client intends to pledge assets to Pershing to secure performance of Client’s obligations with respect to margin financing obtained from Pershing; and

WHEREAS, Pershing is required to comply with applicable laws and regulations, including the margin regulations of the Board of Governors of the Federal Reserve System, the OCC, any relevant securities exchanges, other self-regulatory associations (the “Margin Rules”) and Pershing’s internal policies; and

WHEREAS, Client and Pershing desire to establish procedures for their compliance with the Margin Rules; and

WHEREAS, Custodian acts as custodian of certain assets of Client pursuant to a contract with Client (the “Custodian Contract”) and holds such assets in an account (the “Custodial Account”) and is further prepared to act as custodian for Collateral (as hereinafter defined) pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, be it agreed as follows:

(1)    As used herein, capitalized terms have the following meanings unless otherwise defined herein:

“Adequate Performance Assurance” means such Collateral placed in the Special Custody Account (as defined below) as is adequate to cover requirements under the Margin Rules and the Credit Agreement.

“Adverse Claim” means any lien or other right or claim in, of or on any person’s assets or properties (including the segregation thereof or the deposit thereof to satisfy margin or other requirements, provided that “Adverse Claim” shall not include any segregation which (i) is required to prevent a security of Client from constituting a senior security for purposes of the Investment Company Act of 1940, as amended, and (ii) is not a pledge or security interest) in favor of any other person other than liens permitted under Section 5.07 of the Credit Agreement.

“Advice from Pershing” means a notice in writing delivered to Client or Custodian, as applicable hereunder, or transmitted to them by a facsimile-sending device, except that for any of the following purposes it shall mean notice by telephone to a person designated by Client or Custodian, as applicable, in writing as authorized to receive such advice or, in the event that no such person is available, to any officer of the Client or Custodian and confirmed in writing promptly thereafter: (i) for initial or additional Collateral or (ii) any notice referred to in paragraph 9 hereof. An officer of Pershing will certify to Custodian and Client on Appendix A, attached hereto, the names and signatures of those employees who are authorized to give Advices from Pershing, which certification may be amended from time to time by a new written certification to Custodian and Client.

“Business Day” means a day on which both Custodian and Pershing are open for business in the U.S.

“Collateral” means U.S. cash, U.S. government securities, Eligible Investment Grade Bonds, Eligible Non-Investment Grade Bonds, or other U.S. margin-eligible securities reasonably acceptable to Pershing which are pledged to Pershing as provided herein. Collateral may include Eligible Investment Grade Bonds and Eligible Non-Investment Grade Bonds that are issued by foreign governments or companies domiciled outside the U.S. and/or that are listed on foreign exchanges (collectively, “Foreign Securities”), provided such Foreign Securities are held directly by Custodian, a sub-custodian or in an account maintained by either of them at Euroclear or Clearstream; for the avoidance of doubt, Foreign Securities will not include Japanese government bonds.

“Eligible Investment Grade Bonds” means debt securities of issuers, including, without limitation, corporate bond obligations and government securities, (i) which are rated BBB- or better by S&P or Baa3 or better by Moody’s, (ii) which have a minimum trading value of $40 (or such lesser value as is reasonably acceptable to Pershing), (iii) which are free and clear of any Adverse Claims and (iv) in which Pershing has a security interest pursuant to this Agreement, provided that Eligible Investment Grade Bonds shall not include any asset that is a direct or indirect participation or subparticipation interest in or assignment or novation of a loan or other extension of credit that is not a corporate bond obligation.

“Eligible Non-Investment Grade Bonds” means debt securities of issuers, including, without limitation, corporate bond obligations and government securities, (i) which are rated lower than BBB- by S&P or lower than Baa3 by Moody’s, (ii) which have a minimum trading value of $40 (or such lesser value as is reasonably acceptable to Pershing), (iii) which are free and clear of any Adverse Claims and (iv) in which Pershing has a security interest pursuant to this Agreement; provided that Eligible Non-Investment Grade Bonds shall not include any asset that is a direct or indirect participation or subparticipation interest in or assignment or novation of a loan or other extension of credit that is not a corporate bond obligation.

“Insolvency” means that (i) an order, judgment or decree has been entered under the bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law (herein called the “Bankruptcy Law”) of any jurisdiction adjudicating the Client insolvent; or (ii) the Client has petitioned or applied to any tribunal for, or consented to the appointment of, or taking possession by, a trustee, receiver, liquidator or similar official, of the Client, or commenced a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to the Client under the Bankruptcy Law of any other jurisdiction, whether now or hereinafter in effect; or (iii) any such petition or application has been filed, or any such proceedings commenced, against the Client, or (iv) an order for relief has been entered against the Client under the Bankruptcy Law of the United States, as now or hereinafter constituted, or (v) an order, judgment or decree has been entered appointing any such trustee, receiver, liquidator or similar official, or approving the petition in any such proceedings.

“Instructions from Client” or “Instructions” means a request, direction or certification in writing signed in the name of the Client by a person authorized by Client and delivered to Custodian or transmitted to it by a facsimile-sending device except that instructions to pledge initial or additional Collateral may be given by telephone and thereafter confirmed in writing signed in the name of Client by a person authorized in writing by Client. An officer of Client shall certify to Custodian on Appendix B, attached hereto, the names and signatures of those employees of Client or other persons who are authorized to give Instructions from Client, which certification may be amended from time to time by a new written certification to Custodian. Instructions under this Agreement to Custodian from Client shall constitute Proper Instructions under the Custodian Contract.

“NYUCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

(2)    Client agrees to provide and at all times to maintain Adequate Performance Assurance in the Special Custody Account pursuant to the terms and conditions of this Agreement.

(3)    (a) (i) Custodian shall, in its capacity as a securities intermediary (as defined in Article 8 of the NYUCC (“Article 8”)) with respect to securities, and in its capacity as a bank (as defined in Article 9 of the NYUCC) with respect to cash, segregate Collateral on its books and records, as a subaccount of Client’s Custodial Account, under the name of “Pershing LLC as Pledgee of Highland Funds II on behalf of Highland Premier Growth Equity Fund (such segregated assets referred to herein as “Special Custody Account”), and shall hold therein for Pershing, as pledgee upon the terms of this Agreement, all Collateral identified as such. Custodian will treat all securities and other assets credited to the Special Custody Account as financial assets except that Custodian will not treat as a financial asset (i) any security or other asset that is not capable of such treatment under section 8-501(d) of the NYUCC or (ii) any cash or cash balance in the Special Custody Account. Any security otherwise included in the Collateral and that is not capable of being treated as a financial asset under section 8-501(d) will be held by the Custodian as bailee for Pershing, and the provisions of this Section 3 will apply, solely for purposes of such section, as if the security were a financial asset credited to the Special Custody Account. Custodian is entitled to all exculpations, indemnities and other benefits under this Agreement when acting as bailee for Pershing. Client will instruct Custodian in Instructions from Client as to the cash and specific securities which Custodian is to identify on its books and records as pledged to Pershing as Collateral in the Special Custody Account. Client agrees that the value of such cash and securities shall be at least equal in value to what Pershing shall initially and from time to time advise Client in an Advice from Pershing is necessary to constitute Adequate Performance Assurance. Pershing agrees to monitor Collateral in the Special Custody Account to ensure that such Collateral is adequate. Client may substitute Collateral in the Special Custody Account only after Client notifies Pershing of the contemplated substitution and Pershing advises Custodian that such substitution is acceptable (which advice from Pershing shall not be unreasonably delayed or withheld). Custodian shall have no responsibility for determining the valuation or adequacy of margin or Collateral required under this Agreement. Custodian may, in its discretion, choose not to act upon Instructions from Client if any advances under the Custodian Contract are outstanding at such time. If Custodian chooses not to act upon Instructions from Client, Custodian shall promptly notify Client of Custodian’s intention not to act on such instructions. Pershing shall have all rights and remedies provided hereunder and under the Credit Agreement.

(ii)    Custodian will have no responsibility or liability for (i) determining the adequacy of the Collateral, (ii) making or verifying any calculations related to any Collateral requirements, (iii) the effect of foreign law with respect to any Collateral issued, or for which the issuer’s jurisdiction is, outside of the United States or that is maintained with a foreign clearing corporation or a foreign depositary bank, (iv) the effect of foreign law with respect to any insolvency proceeding of Client in which the insolvency tribunal is located outside of the United States or (v) otherwise the creation, attachment, perfection or priority of any security interest in favor of Pershing or the adequacy of the remedies of Pershing to enforce any security interest.

(iii)    Client hereby agrees that its choice of any Foreign Security as Collateral signifies its acceptance of Country Risk (as defined in the Custodian Contract) with regard to holding or transacting in such Foreign Security.

(iv)    Client agrees that any buy-ins, fees or penalties assessed in a non-U.S. market in connection with the sale, segregation or substitution of Collateral covered by this Agreement shall solely be its responsibility, and agrees to indemnify and hold harmless the Custodian from liability or responsibility for such buy-in, fees, or penalties.

(b)    Client authorizes Pershing to take such actions with respect to any Collateral (including without limitation the delivery or substitution thereof) in the Special Custody Account as Pershing, in its sole discretion, deems necessary to ensure that the Client maintains Adequate Performance Assurance and compliance with the Margin Rules and the Credit Agreement. In no event shall any consent of Client be required for the taking of any such action by Pershing.

(c)    Client grants to Custodian the authority to segregate in the Special Custody Account any Collateral that is specified by Client in accordance with this Agreement. Custodian, acting as agent for Pershing with the consent of Client (which consent is hereby given by Client), has established a Special Custody Account in the name of Pershing. Client, Pershing and Custodian agree that Collateral will be held for Pershing in the Special Custody Account by Custodian under the terms and conditions of this Agreement, that the Custodian will take such actions with respect to any Collateral (including without limitation the delivery thereof) as Pershing shall direct in an Advice from Pershing and that in no event shall any consent of the Client be required for the taking of any such action by Custodian. For avoidance of doubt, in acting as agent for Pershing in establishing the Special Custody Account, the Custodian assumes no fiduciary responsibilities to Pershing and is entitled to all exculpatory provisions contained in this Agreement and to all indemnity and exculpatory provisions contained in the Custodian Contract, to the extent such provision in the Custodian Contract are disclosed to Pershing (as if Pershing were the Client), or otherwise provided by applicable law. Provided however, in the event of any conflict between the terms of the Custodian Contract and this Agreement with respect to Pershing, the terms of this Agreement shall control. Client shall be responsible for disclosing the above referenced provisions in the Custodian Contract to Pershing.

(d)    Client hereby grants a continuing security interest to Pershing (i) in the Collateral and any proceeds thereof in the Special Custody Account and (ii) in its accounts (including the Margin Account) with Pershing, to secure Client’s obligations to Pershing hereunder and under the Credit Agreement. Such security interest will terminate at such time as Collateral is released as provided herein. Custodian shall have no responsibility for the creation, perfection, validity, priority, or enforceability of such security interest.

(4)    Custodian shall confirm in writing or electronically to Pershing and Client, within one Business Day, all pledges, releases or substitutions of Collateral and will supply Pershing with a monthly statement of Collateral. Client and Pershing agree that Client shall be solely responsible for maintaining Adequate Performance Assurance. Pershing shall advise Client, in an Advice from Pershing, of the value of Collateral which is necessary to constitute Adequate Performance Assurance. Custodian will also advise Pershing or Client, upon reasonable request, of the kind and amount of Collateral pledged to Pershing.

(5)    Custodian agrees to release Collateral to Client from the pledge hereunder only upon receipt of an Advice from Pershing. Pershing agrees, upon request of Client, to provide such Advice with respect to Collateral selected by Client (i) if said Collateral represents an excess in value of the Collateral necessary to constitute Adequate Performance Assurance at that time or (ii) against receipt in the Special Custody Account of substitute Collateral having a value at least equal (with any remaining Collateral) to Adequate Performance Assurance or (iii) upon termination of the Client’s accounts including the Margin Accounts (if any) and settlement in full of all transactions therein and any amounts owed to Pershing with respect thereto. It is understood that Pershing will be responsible for valuing Collateral; Custodian at no time has any responsibility for determining whether the Collateral is equal in value to Adequate Performance Assurance.

(6)    Client represents and warrants to Pershing that securities pledged to Pershing shall be in good deliverable form (or Custodian shall have the unrestricted power to put such securities into good deliverable form), and that the Collateral will not be subject to any liens or encumbrances other than the lien in favor of Pershing contemplated hereby, except as required in paragraph 7. Client represents and warrants to Pershing that the execution, delivery and performance by Client of this Agreement, the Credit Agreement and the transactions contemplated hereunder and thereunder will not violate any provision of Sections 17 and 18 of the Investment Company Act of 1940 or the rules promulgated thereunder.

(7)    The Collateral shall at all times remain the property of the Client subject only to the extent of the security interest and rights therein of Pershing as the pledgee and secured party thereof and the subordinated lien of Custodian as and to the extent described below. Any cash interest or cash dividends paid with respect to Collateral shall be credited by Custodian to the Custodial Account. Custodian hereby agrees for the benefit of Pershing that any lien, security interest, encumbrance, right of setoff, recoupment or counterclaim that it may now or hereafter acquire with respect to any Collateral held in the Special Custody Account shall be subordinated to the security interest granted hereunder in favor of Pershing. Custodian shall use its reasonable efforts to notify Pershing and Client if Custodian receives any notice of levy, lien, court order or other process purporting to affect the Collateral, provided that the Custodian’s failure to so notify Pershing and/or Client shall not give rise to any liability hereunder. To the extent Client or Pershing acquire actual knowledge that the status of Pershing’s security entitlement or security interest may be compromised due to local law, Client and Pershing agree to cooperate in order to create Pershing’s security entitlement, perfect Pershing’s security interest, or substitute Collateral as necessary.

(8)    Pershing shall, on each Business Day, compute the aggregate net debit balance on Client’s Margin Account and advise Client by 11:00 a.m. of the amount of the net margin deficit in an Advice from Pershing. If a net margin deficit exists on such day, Client will cause an amount equal to such net margin deficit to be deposited as Collateral into the Special Custody Account by the close of business on such day. Pershing will charge Client interest on debit balances in accordance with Pershing’s policies, as stated in the Credit Agreement.

(9)    The occurrence and continuance of any of the following constitutes a Client Default hereunder:

(a)    failure by Client to perform any obligation hereunder or under the Credit Agreement including, without limitation, its obligation to maintain Adequate Performance Assurance as herein provided and such failure continues beyond any applicable grace or notice period ; or

(b)    Client’s Insolvency.

Pershing will make a reasonable effort to immediately notify Client in an Advice from Pershing (which may be given by hand delivery or telephone or next day registered mail) of such Client Default. No sooner than 2:00 p.m. on the next Business Day after transmittal by Pershing of such Advice to Client, if the Client Default continues at the end of such period, Pershing may take any action permitted pursuant to the Credit Agreement, including without limitation, the conversion of any convertible securities or exercise of Client’s rights in warrants (if any) held in the Special Custody Account, and the sale of any or all property or securities in the Margin Account(s) and the Special Custody Account to the extent necessary to satisfy Client’s obligations to Pershing (in which event such Collateral shall be delivered to Pershing as directed in an Advice from Pershing delivered to Custodian). Any sale of Collateral made pursuant to this paragraph 9 shall be made in accordance with the provisions of the New York Uniform Commercial Code and in a manner commercially reasonable for such Collateral. Client shall be liable to Pershing for any deficiency that may exist after the exercise by Pershing of its rights and remedies as aforesaid. Any surplus resulting from the sale of Collateral shall be transmitted to Custodian for deposit to the Custodial Account. Pershing shall notify Client of any sale of Collateral and any deficiency remaining thereafter in an Advice from Pershing.

(10)    Pershing hereby covenants, for the benefit of Client, that Pershing will not instruct Custodian to deliver Collateral free of payment with respect to any sale of Collateral pursuant to paragraph 9 until after the occurrence of the events and the expiration of the time periods set forth in paragraph 9. The foregoing covenant is for the benefit of Client only and shall in no way be deemed to constitute a limitation on Pershing’s right at any time to instruct Custodian pursuant to an Advice from Pershing and Custodian’s obligation to act upon such instructions. Custodian shall not be required to make any determination as to whether such delivery is made in accordance with any provisions of any agreement between Pershing and Client. Custodian will, however, endeavor to provide prompt telephone notice to an officer of Client of receipt by Custodian of Advice from Pershing to deliver Collateral.

(11)    Custodian’s duties and responsibilities are set forth in this Agreement. Custodian shall act only upon receipt of Advice from Pershing regarding release of Collateral, except as required by applicable law. Custodian shall not be liable or responsible for anything done, or omitted to be done by it in good faith and in the absence of, with respect to Client, negligence, recklessness or willful misconduct, or with respect to Pershing, gross negligence, recklessness or willful misconduct, and may rely and shall be protected in acting upon any Advice from Pershing or Instruction from Client or any other notice, instruction or other communication from Client or Pershing which it reasonably believes to be genuine and authorized. As between Client and Custodian, the terms of the Custodian Contract shall apply with respect to any losses or liabilities of such parties arising out of matters covered by this Agreement. As between Custodian and Pershing, Pershing shall indemnify and hold Custodian harmless with regard to any losses or liabilities of Custodian (including reasonable counsel fees) imposed on or incurred by Custodian arising out of any action or omission of Custodian in accordance with any Advice, notice or instruction of Pershing under this Agreement; provided, however, that Pershing shall not indemnify Custodian for those losses arising solely out of Custodian’s gross negligence, recklessness or willful misconduct. In matters concerning or relating to this Agreement, Custodian shall not be responsible for compliance with any statute or regulation regarding the establishment or maintenance of margin credit, including but not limited to Regulations T or X of the Board of Governors of the Federal Reserve System, the OCC, the Securities and Exchange Commission, or Regulation SHO promulgated under the Securities Exchange Act of 1934. Custodian shall not be liable to any party for any such acts or omissions of the other parties to this Agreement. Custodian shall have no duty to require any cash or securities to be delivered to it or to determine that the amount and form of assets deposited in the Special Custody Account comply with any applicable requirements. Custodian may hold the securities in the Special Custody Account in bearer, nominee, book-entry or other form and in any depository or clearing corporation (including omnibus accounts), with or without indicating that the securities are held hereunder; provided, however, that all securities held in the Special Custody Account shall be identified on Custodian’s records as subject to this Agreement and shall be in a form that permits transfer at the direction of the Pershing without additional authorization or consent of the Client.

The Custodian shall not be responsible or liable for any delays, errors, or losses resulting from nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the property in the Special Custody Account; for the acts or omissions of any securities depositary, any third party, or the Federal Reserve/U.S. Treasury book-entry system for government securities; acts of war, terrorism, insurrection or revolution; or acts of God; or any other similar event beyond the control of the Custodian or its agents. Custodian shall not be liable for indirect, special or consequential damage even if advised of the possibility or likelihood thereof. This Section shall survive the termination of this Agreement.

(12)    The Custodian shall be entitled to reasonable compensation for its services and expenses as Custodian, to be paid by Client, as agreed to from time to time between Client and Custodian.

(13)    It is understood that Client is not relying upon Pershing to make recommendations with respect to any transaction entered into hereunder. Pershing shall not be liable for any losses, costs, damages, liabilities, or expenses suffered or incurred by Client as a result of any transaction executed hereunder, or any other action taken or not taken by Pershing hereunder for Client’s account at Client’s direction or otherwise, except to the extent that such loss, cost, damage, liability or expense is the result of Pershing’s own gross negligence, recklessness, willful misconduct or bad faith. Pershing shall not be responsible or liable to Client for any delays, errors, or losses resulting from nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the property in the Special Custody Account; for the acts or omissions of any securities depositary, any third party, or the Federal Reserve/U.S. Treasury book-entry system for government securities; acts of war, terrorism, insurrection or revolution; or acts of God; or any other similar event beyond the control of Pershing or its agents. Pershing shall not be liable for indirect, special or consequential damage even if advised of the possibility or likelihood thereof. This Section shall survive the termination of this Agreement.

(14)     No modification or amendment of this Agreement shall be effective unless in writing and signed by an authorized officer of each of Client, Pershing and Custodian.

(15)    Written communications hereunder shall be sent by facsimile transmission, overnight delivery, or hand delivered as required herein; or, when another method of delivery is not specified, may be mailed first-class postage prepaid, except that written notice of termination shall be sent by certified mail, in any such case addressed:

(a) if to Custodian, to:	State Street Bank and Trust Company
Channel Center
One Iron Street
Boston, MA 02210
Attention: Christine A. McHugh
Telephone: 617-662-4100
Facsimile: 617-662-4171

(b) if to Client, to:	Client

c/o Highland Capital Management Fund Advisors, L.P.
300 Crescent Court, Suite 700
Dallas, Texas 75201
Attention: Retail Operations
Email: R-Operations@HighlandCapital.com
Telephone No.: 972-628-4147
Facsimile No.: 972-628-4100

(c) if to Pershing, to:	Pershing LLC
1 Pershing Plaza
Jersey City, NJ. 07399
Attention: Chief Administration Officer
Fax No.: 201-395-1299
Phone No.: 201-413-2574

(16)    Client, Pershing or Custodian may terminate this Agreement by 30 days’ prior notice in writing to the other parties hereto; provided, however, that the status of any Collateral pledged to Pershing at the time of such notice shall not be affected by such termination until the release of such pledge pursuant to the terms of the Credit Agreement and any applicable rules, laws and regulations, including Margin Rules. Upon termination of this Agreement or the Custodian Contract, all assets of the Client held in the Special Custody Account shall be transferred out of the Special Custody Account to an account, specified by Client, provided, however, Custodian shall not be authorized to complete such transfer unless Pershing consents to such transfer and releases Collateral in an Advice from Pershing, which Advice shall not be unreasonably withheld. In the event no successor is agreed upon, the Custodian shall be entitled to petition a court of competent jurisdiction to appoint a successor custodian and shall be indemnified by Client for any costs and expenses (including, without limitation, attorneys’ fees) relating thereto.

(17)    Nothing in the Agreement will prohibit Pershing, Client or Custodian from entering into similar agreements with others in order to facilitate option contract transactions.

(18)    If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such valid or unenforceable provision or condition were not contained herein.

(19)    All references herein to times of day shall mean the time in New York, New York, U.S.A.

(20)    This Agreement and its enforcement (including, without limitation, the establishment and maintenance of the Special Custody Account and all interests, duties and obligations related thereto) shall be governed by the laws of the State of New York. This Agreement shall be binding on the parties and any successor organizations thereof irrespective of any change or changes in personnel thereof. As a consequence of Custodian Contract being governed by the laws of the State of New York, the State of New York is the jurisdiction of Custodian as securities intermediary and bank for purposes of the UCC. Likewise, the law applicable to all issues in Article 2(1) of the Hague Securities Convention is the law in force in the State of New York.

(21)    This Paragraph 21 shall apply to Pershing and Client only and shall in no way whatsoever apply to or limit Custodian.

This Agreement contains a predispute arbitration clause. By signing an arbitration agreement, Client and Pershing agree as follows:

(a)    Client and Pershing are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(b)    Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(c)    The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(d)    The arbitrators do not have to explain the reason(s) for their award.

(e)    The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry, unless Client is a member of the organization sponsoring the arbitration facility, in which case all arbitrators may be affiliated with the securities industry.

(f)    The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

(g)    The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this agreement.

Any controversy between Pershing (and any of Pershing’s affiliates also involved in such controversy) or any of its or their partners, officers, managing directors, directors or employees on the one hand, and Client or Client’s agents on the other hand, arising out of or relating to this Agreement, the transactions contemplated hereby or the accounts established hereunder, shall be settled by arbitration. The arbitration will be conducted before The Financial Industry Regulatory Authority Dispute Resolution (“FINRA-DR”) or if FINRA-DR should decline to hear the matter, before the American Arbitration Association, in accordance with their arbitration rules then in force. The award of the arbitrator shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

No person shall bring a putative or certified class action to arbitration nor seek to enforce any pro-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) Client is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

(22)    Notwithstanding anything contained herein to the contrary, in no event shall Custodian be required to arbitrate any dispute which may arise hereunder. In connection with any legal proceeding arising out of or relating to this Agreement and involving Custodian, Pershing and Client each hereby irrevocably waives any and all right to trial by jury.

(23)    The Custodian may at its own expense employ agents in the performance of its duties and the exercise of its rights under this Agreement, provided that the employment of such agents shall not reduce the obligations or liabilities of the Custodian hereunder.

(24)    This Agreement is being executed on behalf of Client by an authorized trustee or officer of Client acting in such capacity and not individually. Any recourse of the Custodian or Pershing for the obligations of Client under this Agreement is limited to the assets and property of Client.

(25)    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

This Agreement contains a pre-dispute arbitration clause in Paragraph 21 applicable to Pershing and Client.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers as of the day and year first above written.

HIGHLAND FUNDS II,

on behalf of its portfolio HIGHLAND PREMIER GROWTH EQUITY FUND,

By: Highland Capital Management Fund Advisors, L.P.

By:	/s/ Frank Waterhouse
Name:	Frank Waterhouse
Title:	Treasurer

PERSHING LLC

By:	/s/ Peter R. Murphy
Name:	Peter R. Murphy
Title:	Managing Director

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

Appendix A

SPECIAL CUSTODY AND PLEDGE AGREEMENT

AMONG HIGHLAND FUNDS II, ON BEHALF OF ITS PORTFOLIO

HIGHLAND PREMIER GROWTH EQUITY FUND,

PERSHING LLC,

AND STATE STREET BANK AND TRUST COMPANY

Dated: October 3, 2018

AUTHORIZED PERSONS FOR PERSHING LLC

Custodian is directed to accept and act upon instructions received from any one of the following persons at Pershing LLC.

Name	Telephone/Fax Number	Signature

1. Brian Stagg	1. 201-413-4035 201-395-1299	1. /s/ Brian Stagg

2. Bradley Neumeister	2. 201-413-2492 201-395-1299	2. /s/ Bradley Neumeister

3. Erin Hickey	3. 201-689-6016 201-624-0714	3. /s/ Erin Hickey

4. John Seyda	4. 201-413-2237 201-395-1299	4. /s/ John Seyda

5. Philip LoGiudice	5. 201-413-2452 201-395-1299	5. /s/ Philip LoGiudice

6. Peter Murphy	6. 201-413-2637 201-395-1299	6. /s/ Peter Murphy

7. Richard Coughlin	7. 201-413-2506 201-395-1299	7. /s/ Richard Coughlin

8. Francisco Pena	8. 213-689-6033 213-624-0714	8. /s/ Francisco Pena

9. David Tatta	9. 201-413-4496 201-395-1299	9. /s/ David Tatta

10.Earl Wilson	10.201-413-4563 407-395-1299	10. /s/ Earl Wilson

11.Liam Nobile	11.201-413-4989 201-395-1299	11. /s/ Liam Nobile

12.Dennis Norton	12.201-413-4544 201-395-1299	12. /s/ Dennis Norton

Authorized by: /s/ Peter R. Murphy, as authorized agent of Pershing
Name: Peter R. Murphy
Title: Managing Director

Appendix A

Appendix B

TO

SPECIAL CUSTODY AND PLEDGE AGREEMENT

AMONG HIGHLAND FUNDS II, ON BEHALF OF ITS PORTFOLIO

HIGHLAND PREMIER GROWTH EQUITY FUND,

PERSHING LLC,

AND STATE STREET BANK AND TRUST COMPANY

Dated: October 3, 2018

AUTHORIZED PERSONS FOR CLIENT

Custodian is directed to accept and act upon instructions received from any one of the following persons at CLIENT acting as authorized by Client.

Name	Telephone/Fax Number	Signature

1. Carter Chism	1. 972-419-2535	1./s/ Carter Chism

2. James Palmer	2. 972-419-6210	2. /s/ James Palmer

3. Will Mabry	3. 972-419-2564	3. /s/ Will Mabry

4. Vishal Patel	4. 972-419-6292	4. /s/ Vishal Patel

5. Travis Holloway	5. 972-419-6234	5. /s/ Travis Holloway

6. Jordan Thompson	6. 972-419-6264	6. /s/ Jordan Thompson

7. Zack Hess	7. 617-662-4054	7. /s/ Zack Hess

8. Charlie Hoedebeck	8. 972-419-2568	8. /s/ Charlie Hoedebeck

9. Stephen Haltom	9. 972-628-4178	9. /s/ Stephen Haltom

10.	10.	10.

Authorized by: Highland Funds II, on behalf of its portfolio Highland Premier Growth Equity Fund, Client /s/ Frank Waterhouse
Name: Frank Waterhouse
Title: Treasurer

Appendix B